ULURU Inc.

CONSULTING  AGREEMENT
(Velocitas GmbH)

This Consulting Agreement (this “Agreement”) dated as of the 1st day of April, 2017 (the “Effective Date”), is made by and between Uluru Delaware Inc., a Delaware corporation, being a wholly owned subsidiary of ULURU Inc., a Nevada corporation,  (collectively the “Company”), and Velocitas GmbH (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to serve as a Consultant and perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

1.           Consulting Services.

 (a)           The Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services in the Field of Interest (as defined below) as the Company may request, including those set forth in Schedule A and such other services as may be mutually agreed upon by Consultant and the Company from time to time (the “Consulting Services”). For purpose of this Agreement, “Field of Interest” shall mean:  Wound care management, transmucosal drug delivery, general corporate purposes.

(b)           The Consultant agrees to be available to render the Consulting Services, at such times and locations as may be mutually agreed, from time to time as requested by the Company. Except as provided in Schedule A, the Consultant may deliver the Consulting Services over the telephone, in person, by email, or by written correspondence.

(c)           The Consultant agrees to devote Consultant’s best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, intellectual property, equipment and facilities.

2.           Compensation.  The Company shall pay the Consultant a consulting fee and fixed business expenses as provided in Schedule A. Additionally, the Company will reimburse the Consultant for such reasonable business expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company.

3.           Independent contractor. In furnishing the Consulting Services, the Consultant understands that Consultant will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of his Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

4.           Terms.  Either party may terminate this Agreement, in writing, at any time for any reason, without cause and with a thirty (30) day notice period.  Either party may terminate this Agreement immediately by written notice if it is discovered that the other party has intentionally or in a willful, wanton or reckless manner made any material, false representation, report or claim relative to this Agreement; or engaged in any deceptive trade practices.  Upon termination, Consultant will immediately (a) transition all client and other information to the Company; (b) discontinue use of all client data; (b) destroy any and all client data and other Confidential Information; and (c) cease representation, in any manner, as a Consultant of the Company. Upon termination, Consultant will receive no further compensation from Company and Consultant waives rights to such compensation.

        5.           Exceptions to this Agreement.

(a)           Managing Conflicts of Interest. The Consultant represents and agrees that the execution, delivery, and performance of this Agreement does not and will not conflict with any other agreement, policy, or rule applicable to the Consultant including without limitation, any regulation, condition of employment or ethical rule to which the Consultant may be subject. The Consultant will not (x) disclose to the Company any information that the Consultant is required to keep secret pursuant to an existing confidentially agreement with a third party, (y) use the funding, resources, facilities, or inventions of any other third party to perform the Consulting Services, or (z) perform the Consulting Services in any manner that would give the any other third party rights to any intellectual property created in connection with such services. The Consultant agrees to not, without the prior written consent of the Company, undertake any assignments with other third parties that could create a conflict of interest with regard to the business activities of the Company and / or that may affect the Consultant’s ability to deliver his obligations under this Agreement in a timely and effective manner.

(b)           Prior Inventions and Interests.   The Consultant has informed the Company, in writing, of any and all inventions, assets and companies and ventures in the Field of Interest in which the Consultant has directly or indirectly, an economic or other interest or affiliation and otherwise intends to exclude from this Agreement because such arrangement was established by the Consultant prior to the Effective Date. The Consultant acknowledges that after execution of this Agreement Consultant shall have no right to exclude any Company Inventions or other Business Opportunities (as defined in Section 7) from this Agreement.

    6.           Confidential Information.

(a)           While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to the Consultants provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information’ as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the company. Without limiting the generality of the foregoing, Confidential Information shall include:

(i)           any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(ii)           the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

(b)           The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represents information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.

(c)           The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

(d)           Without limiting any of the foregoing, Consultant hereby acknowledges that Consultant is aware, that the federal and state securities laws prohibit any person who is in possession of material, non-public information concerning the matters which are subject of this Agreement from purchasing or selling securities of the Company (other than from or to the Company) and/or any other form, entity or organization which may be a party to a transaction, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities. Consultant agrees that Consultant will not purchase or sell, or enter into any agreements with respect to the purchase or sale, of any securities of the Company (other than to or from the Company), including options, warrants and other derivative securities, unless and until all material, non-public information concerning the matters, which are subject of this agreement ceases to materialize or is fully disclosed to the public.

7.           Inventions and Business Opportunities.

(a)           Certain inventions, products and services made by others. The Consultant will use best efforts to disclose to the Chief Executive Officer of the Company technology, product and other business opportunities which come to the attention of the Consultant in the Field of Interest (“Business Opportunities”), and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

(b)           Certain inventions made by the Consultant. Subject to the Consultant’s obligations to the Institution, the Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, business strategies, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses thereof or improvements thereon, or any new designs or modifications or confederations of any kind, or works authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant, either alone or with others, and in any way related to or arising out of: (i) the Field of Interest when made on or after the Effective Date: (ii) the Consulting Services; or (iii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patents rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company without further compensation to any kind to Consultant. The Consultant agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign to the company, without any additional consideration from the Company, any and all copyright, patents and other proprietary rights Consultant may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8.           Consultant’s obligation to keep records. Consultant shall make and maintain adequate and current written records of all Company Inventions, Business Opportunities and services provided under this Agreement and shall disclose all Company Inventions and Business Opportunities promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.  All such records, whether paper or electronic, shall be the sole property of the Company and subject to Company’s control and review at any time.

    9.           Consultant’s obligation to cooperate.  The Consultant will, at any time during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will : (i) assist the Company in any reasonable manner to obtain for the Company’s benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Consultant will execute,  when requested, patent and other and other applications and assignments thereof to the Company, or Persons (as defined below) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement; (ii) assist the Company in every way to enforce any patents or copyright obtained, including testifying in any suit or proceeding involving any off set patents or copyrights or executing any documents deemed necessary by the Company; and (iii) assist the Company in every way to pursue any business opportunities selected by the Company. For purposes of this Agreement, “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

10.           Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the term of this Agreement and for a period of two years after the termination of this Agreement (the “Restricted Period”), the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the ‘over-the-counter” market.

11.           Non-solicitation. During the Restricted Period, the Consultant shall not (i) solicit, encourage, or take any other action which is intended to induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the company during the Term) to terminate his or its employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who has during the Term of the Agreement, or was within the then-most recent 12 month period, a client, customer, supplier or other business partner or prospect of the Company.

12.           Return of Property.   Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under its control. The Consultant further agrees that upon termination of this engagement, Consultant shall not take any documents or data in any form or of any description containing or pertaining to Confidential Information or any Company Inventions.

13.           Indemnification. Consultant will at all times, defend, indemnify and hold harmless Company, its officers, directors, successors and assigns (collectively, “Company Indemnified Parties”) from and against, and pay and reimburse the Company Indemnified Parties for, any and all liabilities, obligations, losses, damages, out of pocket costs or expenses arising out of or relating to claims of third parties with respect to (a) any alleged acts or omission of the Consultant in the performance of the activities contemplated hereby or any failure by Consultant to abide by any of the obligations set forth herein; (b) Consultants failure to comply with applicable laws and Company policies, including the Company’s anti corruption and other compliance policies; and (c) Consultants gross negligence or willful misconduct under this Agreement.

14.           Disparagement. Consultant agrees that during the course of the Agreement and after the termination of this Agreement with the Company, Consultant will not disparage the Company, its products, services, shareholders, agents or employees.

15.           Miscellaneous.

(a)           Entire agreement. This agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b)             Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. This Agreement shall not be assignable by operation of law or otherwise, except that the Company may assign this Agreement in connection with sale or other disposition of its business, or of that portion of its business to which this Agreement relates, whether by merger, consolidation, sale of assets or otherwise.

(c)             Amendments and supplement.  This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d)             No waiver.   The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)             Governing law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas, without regard to its principles of conflicts of laws.

       (f)             Notice.  All notice and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with conformation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date if receipt as confirmed:

To the Company:

ULURU Inc.
4452 Beltway Drive
Addison, TX 75001
Attention: Chief Financial Officer

To the Consultant

Velocitas GmbH
Landhausgasse 2/4
1010 Vienna, Austria
Attention: Geschäftsführer

(g)             Remedies.   The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(h)             Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 9, 10, 11, 12,13 and 14 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 15(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i)
Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(j)             Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed as an agreement under seal as of the Effective Date.

ULURU Inc.

By:	/s/ Terrance K. Wallberg
Name:	Terrance K. Wallberg
Title:	Vice President and Chief Financial Officer

Consultant:

By:	/s/ Oksana Tiedt
Name:	Oksana Tiedt
Title:	Managing Director

SCHEDULE A: SCOPE OF WORK & COMPENSATION

1.           Description of Consulting Services

The Consultant shall serve as a Consultant and provide such consulting services as the Company reasonably requests in connection with the operation of the Company’s business and the development, manufacturing, marketing and sale of its proprietary products and technologies, including but not limited to:

•	Present, promote and sell products/services to existing and prospective customers

•	Establish and nurture relationships with KOLs in key markets

•	Set up and organize training events with KOLs and sales partners

•	Organize and support observation and other studies and publications in key markets

•	Perform cost-benefit and needs analysis of existing/potential customers

•	Establish, develop and maintain positive business and customer relationships

•	Reach out to customer leads through cold calling or follow up from existing leads

•	Travel as required to develop new markets, customers, product sales as well as evaluate and monitor existing distribution partners

•	Expedite the resolution of customer problems and complaints to maximize satisfaction

•	Coordinate sales effort with team members and other departments

•	Analyze the territory / market’s potential, track sales and distributor / partner performance, invoices and detailed status reports

•	Source new products for acquisition, license or distribution

•	Keep abreast of best practices and promotional trends

•	Develop growth strategies and related business plans focused both on financial gain and customer satisfaction

•	Conduct research to identify new markets and customer needs

•	Prepare and negotiate sales contracts ensuring adherence to law-established rules and guidelines

•	Provide trustworthy feedback and after-sales support

•	Prepare marketing materials

•	Organize promotional campaigns and events

•	Develop and document required regulatory practices and procedures. Ensure adherence to regulatory standards during all business practices

•	Provide oversight of the manufacturing processes

•	Coordinate efforts of all manufacturing partners and ensure adherence to required manufacturing and documentation processes

•	Coordinate logistics and manage the entire supply chain

2.           Compensation.

(a)	Consulting fees.
 Consultant will be paid a monthly fee of $20,833.00 for providing Consulting Services.  Consultant shall invoice the Company monthly for Consulting Services rendered during the prior monthly period, and any amounts owed by the Company shall be paid within thirty (30) days after receipt of such invoices via wire transfer.

(b)	Expenses.
 Consultant will be paid a monthly fixed business expenses fee in the amount of $5,000 for reimbursement of fixed Consultant overhead expenses.  In addition, the Consultant shall be reimbursed by the Company for all reasonable, appropriate, or necessary expenses incurred in the performance of their duties hereunder that are pre-approved by an officer of the Company, including: (i) transportation expenses including air fare, car rentals or fuel expenses and taxi fare to and from all in-person meetings; (ii) reasonable hotel accommodations (as reasonably necessary in connection with in-person meetings); (iii) meals, and (iv) communications expenses such as wifi and phone charges. Consultant employee requesting reimbursement will present to the Company for approval an itemized expense voucher, in a form prescribed by ULURU together with receipts or other reasonable evidence or substantiation of these expenses as determined by the Company. Consultant shall invoice the Company for any such out of pocket expenses on a monthly basis and any amounts owed by the Company shall be paid within thirty (30) after receipt of such invoices.